As filed with the Securities and Exchange Commission on June 9, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEQUENOM, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	77-0365889
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

(Address Of Principal Executive Offices)

2006 Equity Incentive Plan

1999 Employee Stock Purchase Plan

(Full Title Of The Plan)

Harry Stylli

President and Chief Executive Officer

Sequenom, Inc.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent For Service)

Copies to:

D. Bradley Peck, Esq. J. Patrick Loofbourrow, Esq. Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121-9109 Telephone: (858) 550-6000	Clarke Neumann Vice President and General Counsel SEQUENOM, Inc. 3595 John Hopkins Court San Diego, California 92121-1121 Telephone: (858) 202-9000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable under 1999 Employee Stock Purchase Plan	134,095 shares		$1.79	$240,030	$26
Common Stock, par value $0.001 per share, issuable under 2006 Equity Incentive Plan	7,282,158 shares	(3)	$1.79	$13,035,062	$1,395
Total	7,416,253 shares			$13,275,092	$1,421

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s shares of outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on June 5, 2006, as reported on the Nasdaq National Market, which was $1.79 per share.
(3)	Represents up to 7,282,158 shares of Common Stock available for future issuance under the Sequenom, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan is the successor to the Sequenom, Inc. 1999 Stock Incentive Plan (the “1999 Plan”). The shares of Common Stock available for future issuance under the 2006 Plan consists of (a) 3,500,000 shares of Common Stock initially available for future grants under the 2006 Plan, (b) 2,196,584 shares of Common Stock previously available for future issuance under the 1999 Plan that became part of the share reserve under the 2006 Plan as of the effective date of the 2006 Plan and (c) up to 1,585,574 shares of Common Stock currently reserved for issuance upon the exercise of outstanding options and other stock awards granted under the 1999 Plan that become available for future issuance under the 2006 Plan upon the termination or expiration of stock options and other awards under the 1999 Plan that expire or are terminated without having been exercised in full or are repurchased, reacquired or forfeited following the effective date of the 2006 Plan.

EXPLANATORY NOTE

Sequenom, Inc. (the “Registrant”) is hereby registering (i) 7,282,158 shares of its Common Stock, $0.001 par value (“Common Stock”), for issuance under the Registrant’s 2006 Equity Incentive Plan, and (ii) 134,095 additional shares of its Common Stock for issuance under the Registrant’s 1999 Employee Stock Purchase Plan, as amended (the “ESPP”). A Registration Statement on Form S-8 No. 333-95797 registering shares of Common Stock for issuance under the ESPP, filed with the Securities and Exchange Commission on January 31, 2000, relating to the same class of securities is currently effective and, in accordance with General Instruction E to Form S-8, the contents of that registration statement are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement on Form S-8 (the “Registration Statement”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement, the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 31, 2006;

(b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed on May 15, 2006;

(c) Current Reports on Form 8-K filed on January 23, 2006, March 21, 2006, March 28, 2006, April 3, 2006, April 10, 2006, April 27, 2006, May 26, 2006 and June 6, 2006;

(d) Definitive Proxy Statement on Schedule 14A for the Registrant’s 2007 annual meeting of stockholders filed on April 24, 2006;

(e) The description of the Registrant’s Common Stock set forth in the registration statement on Form 8-A registering the Registrant’s Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was filed with the Commission on January 25, 2000; and

(f) All documents, reports and definitive proxy or information statements that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registrations Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of From 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

Sequenom, Inc.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item. 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, or the DGCL, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Restated Certificate of Incorporation and Restated Bylaws, as amended, include provisions that (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted under applicable law, (ii) require the registrant to indemnify its directors and executive officers to the fullest extent permitted by the DGCL or other applicable law and (iii) provide the registrant with the power, in its discretion, to indemnify its other officers, employees and other agents as set forth in the DGCL or other applicable law. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions of its Restated Certificate of Incorporation and Restated Bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the registrant and for improper loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions. The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Document
4.1	Restated Certificate of Incorporation of the Registrant (1)

4.2	Restated Bylaws of Registrant, as amended (1)

4.3	Specimen common stock certificate (1)

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages of this Registration Statement

99.1	1999 Employee Stock Purchase Plan (2)

99.2	2006 Equity Incentive Plan (1)

99.3	Form of Option Agreement under 2006 Equity Incentive Plan (1)

99.4	Form of Stock Option Grant Notice under 2006 Equity Incentive Plan (1)

99.5	Form of Exercise Notice under 2006 Equity Incentive Plan (1)

(1)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on June 6, 2006 and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (No. 333-91665) filed on November 24, 1999 and incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)t hat is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities being offered therein, an the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling person of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 8, 2006.

SEQUENOM, INC.

By:	/s/ Harry Stylli
Harry Stylli
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints HARRY STYLLI his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Harry Stylli Harry Stylli	President and Chief Executive Officer (Principal Executive Officer)	June 8, 2006

/s/ John Sharp John Sharp	Vice President, Finance (Principal Financial and Accounting Officer)	June 8, 2006

/s/ Charles R. Cantor Charles R. Cantor, Ph.D.	Chief Scientific Officer and Director	June 8, 2006

/s/ Harry F. Hixson, Jr. Harry F. Hixson, Jr., Ph.D.	Chairman of the Board of Directors	June 8, 2006

/s/ Ernst-Gunter Afting Ernst-Gunter Afting, Ph.D., M.D.	Director	June 8, 2006

/s/ Ronald M. Lindsey Ronald M. Lindsay, Ph.D.	Director	June 8, 2006

/s/ Patrick G. Enright Patrick G. Enright	Director	June 8, 2006

/s/ Larry E. Lenig Larry E. Lenig, Jr.	Director	June 8, 2006

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Restated Certificate of Incorporation of the Registrant (1)

4.2	Restated Bylaws of Registrant, as amended (1)

4.3	Specimen common stock certificate (1)

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages of this Registration Statement

99.1	1999 Employee Stock Purchase Plan (2)

99.2	2006 Equity Incentive Plan (1)

99.3	Form of Option Agreement under 2006 Equity Incentive Plan (1)

99.4	Form of Stock Option Grant Notice under 2006 Equity Incentive Plan (1)

99.5	Form of Exercise Notice under 2006 Equity Incentive Plan (1)

(1)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed June 6, 2006 and incorporated herein by reference.
(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (No. 333-91665) filed on November 24, 1999 and incorporated herein by reference.